As filed with the Securities and Exchange Commission on August 22, 2025

Registration Statement File No. 333-201498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT (No. 333-201498)

UNDER
THE SECURITIES ACT OF 1933

FactSet Research Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3362547 (I.R.S. Employer Identification No.)

45 Glover Avenue, Norwalk, Connecticut (Address of Principal Executive Offices)	06850 (Zip Code)

FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan
As Amended and Restated
(Full title of the plans)

Christopher McLoughlin
Executive Vice President, Chief Legal Officer
FactSet Research Systems Inc.
45 Glover Avenue
Norwalk, Connecticut, 06850
(Name and address of agent for service)

(203) 810-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the US Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

FactSet Research Systems Inc. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister certain securities originally registered pursuant to the registration statement on Form S-8 (Commission File No. 333-201498) filed with the U.S. Securities and Exchange Commission on January 14, 2015 (the “Prior Registration Statement”) with respect to 500,000 shares of common stock, $0.01 par value, of the Registrant (“Common Stock”) registered for issuance under the Amended and Restated FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP”).

On June 17, 2025, the Registrant’s Board of Directors approved the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP”) authorizing the issuance of up to 500,000 shares of Common Stock to eligible participants under the 2025 ESPP, effective as of September 1, 2025. Following the approval of the 2025 ESPP by the Registrant’s Board of Directors, the Registrant filed on July 31, 2025 the registration statement on Form S-8 (Commission File No. 333-289143) to register 500,000 shares of Common Stock issuable to eligible participants under the 2025 ESPP. As a result, no additional shares of Common Stock will be issued under the Prior Registration Statement. The Registrant is filing this Post-Effective Amendment to remove from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Prior Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, Connecticut, on this 22nd day of August, 2025.

FACTSET RESEARCH SYSTEMS INC.

By:	/s/ HELEN L. SHAN
	Name:	Helen L. Shan
	Title:	Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.